Exhibit 10.3

July 26, 2007

Timmy Monico

130 Freedom Ct.

Rockwall, TX 75032

Re:          Separation And Release Agreement

Dear Timmy:

This letter sets forth the terms of the Separation and Release Agreement (“Agreement”) between you and InfoSonics Corporation (“InfoSonics” or the “Company”).  Please read it carefully.  It contains a release of claims and a promise not to sue the Company:

1.     Your resignation has been accepted employment with the Company is terminated, effective July 26, 2007 (“Separation Date”).  As of your Separation Date, you have no duties, responsibilities or authority whatsoever as an employee, agent or representative of the Company.

2.     Subject to the terms of this Agreement and upon the occurrence of the Effective Date (as defined herein), the Company agrees to pay to you severance of eleven-thousand dollars ($11,000.00) (less applicable taxes and withholdings) (“Severance Payment”).

3.     You acknowledge that the Company’s obligation to make the Severance Payment as set forth herein arises solely from this Agreement and that, except as provided in this Agreement, the Company is not obligated to make any severance or similar payment to you.  You agree and understand that your receipt of the Severance Payment and other benefits pursuant to this Agreement is expressly contingent upon your continued compliance with the terms of this Agreement.

4.     In exchange for the Severance Payment and other benefits provided to you as described herein, to the extent permitted by law, you, for yourself, your heirs, executors, distributees, legatees, administrators, successors and assigns to the extent permitted by law, hereby release and forever discharge InfoSonics, all current and former parents, subsidiaries, benefit plans, related companies, partnerships, joint ventures, and other affiliates thereof, and with respect to all of them, their predecessors and successors, and with respect to all such entities, all of their past, present and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, and any other persons acting by, through, under or in concert with any of the persons or entities listed herein, and their successors (the “Released Parties”) of and from any and all charges, complaints, actions, causes of action, suits, liabilities, obligations, promises, controversies, damages, losses, debts and expenses (including attorneys’ fees and costs) and claims in law or in equity of any nature whatsoever, known or unknown, suspected or unsuspected, you may have, ever had, now have or shall have against each or any of the Released Parties, to and including the date of execution of this Agreement, including, but not limited to, claims for breach of an implied or express employment contract, claims for wrongful discharge, claims for negligent or intentional tort, claims alleging a violation of the Consolidated Omnibus Budget Reconciliation Act (COBRA) (29 U.S.C. § 1161 et. seq.); the Older Workers Benefit Protection Act (29 U.S.C. §§ 626 et seq.); the Age Discrimination in Employment Act of 1967, as amended (29 U.S.C. §§ 621 et seq.); Title VII of the Federal Civil Rights Act of 1964, as amended (including as amended by the Civil Rights Act of 1991) (41 U.S.C. §§ 2000e et seq.); the Equal Pay Act of 1963, as amended (29 U.S.C. § 206(d)(1)-(4); the Civil Rights Acts of 1866 and 1871 (42 U.S.C. § 1981); the Immigration Reform and Control Act of 1986 (29 U.S.C. §§ 1802 et. seq.); the Worker Adjustment and Retraining Notification Act, (29 U.S.C §§ 2101 et seq.); the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. §§ 1001 et seq.); the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.); the Americans with Disabilities Act of 1990 (42 U.S.C. §§ 12101 et seq.); the Family Medical Leave Act of 1993, (29 U.S.C. §§ 2611 et seq.), claims pursuant to federal, state or local law regarding discrimination based on age, race, sex, pregnancy, religion, national origin, disability, marital status, sexual orientation or preference, and claims for alleged violation of any other local, state, or federal law, regulation, ordinance, common law or public policy, having any bearing whatsoever on the terms or conditions of your employment with or by InfoSonics or the separation of your employment from the Company.  You further agree, to the extent permitted by law, not to bring suit or other legal action against any of the Released Parties based on any claims that are being released pursuant to this Agreement and expressly agree to waive any benefit therefrom.  You understand, agree and intend that this Agreement contains a full and final release, compromise and settlement of any and all claims you may have against the Released Parties whether known, suspected, unknown or unsuspected, that you may have as of the date of this Agreement.

5.     Notwithstanding any contrary provision of this Agreement, by this release, you do not waive your right to file a charge or complaint with a government administrative agency (“agency”) enforcing the civil or human rights laws, such as the Equal Employment Opportunity Commission, or any state human rights agency, or to participate in any investigation or proceeding conducted by such an agency, or to testify in or cooperate with any related proceeding, nor shall any provision in this Agreement adversely affect your right to engage in such conduct.  Nevertheless, pursuant to this Agreement, you waive the right to obtain or assign any monetary relief or other recovery as a result of or with regard to the matters alleged in any such charge or complaint or to collect any monies or compensation as a result of filing or participating in such a charge or complaint.  You further agree never to accept or assign any damages, remedies or other relief (any right to which you hereby waive) with respect to any claim that has been released herein or any event occurring as of the date of this Agreement.

6.     You hereby waive any and all right to reinstatement or re-employment to any position of employment with InfoSonics or any affiliate thereof.

7.     Other than as may be required pursuant to paragraph 5, you agree that you will not, directly or indirectly, make any adverse or disparaging oral or written statements regarding InfoSonics or its subsidiaries, parent and affiliates, or the respective successors, assigns, agents, shareholders, officers, directors or current or former employees of any of them, whether to any customer or prospective customer of the Company, the press or any other media, any other business entity or third party, or any current or former employee of the Company and that you will do nothing to impair the Company’s reputation or good will among its customers, potential customers, vendors, suppliers, or others in the industry.

8.     You agree that you will promptly return to InfoSonics any and all confidential information and all other materials, equipment, property or documents belonging to the Company that may be in your possession or control.

9.     You promise not to disclose, either directly or indirectly, in any manner whatsoever, any information regarding the existence or terms of this Agreement to any persons or entities other than your attorney, your immediate family, your accountant or any governmental taxing authority.

10.   You acknowledge and agree that (a) you were given sufficient time to consider this Agreement before signing it and that you took advantage of that time, (b) you carefully read the Agreement, (c) you fully understand it, (d) you are entering the Agreement voluntarily, (e) you are receiving valuable consideration in exchange for your execution of the Agreement that you would not otherwise be entitled to receive, and (f) you have had the opportunity to discuss this Agreement with your attorney if you desired to do so.

11.   This Agreement contains the entire agreement between InfoSonics and you and may not be modified, altered or terminated except upon the express prior written consent of you and the Company.

12.   The waiver by any party of a breach of any provision herein shall not operate or be construed as a waiver of any subsequent breach by any party.

13.   This Agreement shall be deemed executed and delivered within the State of Texas and is made in contemplation of its interpretation and effect being construed in accordance with the laws of said State applicable to contracts fully executed, delivered and performed in said State, and it is expressly agreed that it shall be construed in accordance with the laws of the State of Texas without giving effect to the principles of the conflicts of laws.  All litigation arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be brought exclusively in the Federal or State courts of Dallas, Texas and the parties consent to personal jurisdiction therein.

14.   The rule of law that ambiguities in agreements are to be construed against the drafter shall not be applied to this Agreement.

Please read this letter with care, make certain that you understand the meaning of each of the terms contained herein, and take time to consider your decision before you sign.  THIS AGREEMENT CONTAINS A RELEASE OF ALL CLAIMS. As stated above, we recommend that you should consult with an attorney of your choice.

If the terms of the agreement are satisfactory to you, please countersign the enclosed copy of this letter, have your signature notarized, and return it to me by [7 days from , whereupon this letter and such copy will constitute a binding agreement on the basis set forth above.

Sincerely yours,
infosonics

By:	Jeff Klausner

Signature:	/s/ Jeff Klausner

Title:	Chief Financial Officer

I acknowledge and agree that I have read the foregoing Agreement, have had the opportunity to consult with counsel, and that I understand the meaning of each of the terms contained herein, and that I have freely and voluntarily entered into it.  I agree that no fact, evidence, event or transaction currently unknown to me but which may hereafter become known to me, shall affect in any manner the final and unconditional nature of the release stated above.

/s/ Timmy Monico
Signature

STATE OF	)
) ss.:
COUNTY OF	)

I,                               , a Notary Public, do hereby certify that                             , personally known to me to be the same person whose name is subscribed in the foregoing instrument, appeared before me this day in person and acknowledged that she signed and delivered the said instrument as her free and voluntary act for the uses and purposes therein set forth.

Given under my hand and official Seal this        day of                             .

Notary Public